EXHIBIT 99.1

Fifth Street Senior Floating Rate Corp. Releases Its March 2014 Newsletter: Fully Deployed in Active March Quarter

WHITE PLAINS, NY, March 18, 2014 (GLOBE NEWSWIRE) -- Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) ("FSFR") released its March 2014 newsletter today.

Platform Producing Results

We are now fully deployed with a diverse group of investments in 32 portfolio companies and are operating within our target leverage range of 0.8x to 0.9x debt-to-equity. The breadth of our platform and depth of our relationships with private equity sponsors and middle market investment banks continue to produce an active investment pipeline. We are finding attractive investment opportunities because the middle market is partially insulated from the degradation of loan structures and terms that are more prevalent in the broadly-syndicated loan market. An active pipeline enables us to be selective and only fund senior secured floating rate loans with favorable risk/reward profiles. We are funding a portion of these investments by drawing on our low-cost, eight-year credit facility with Natixis, New York branch at a cost of 190 basis points plus the applicable commercial paper rate per annum.

We are also funding a portion of new investments by selling existing positions that have appreciated in value. An active deal pipeline enables us to continuously optimize the credits in the portfolio based on our view of relative value and credit-specific performance and characteristics.

Third Quarter in a Row of Increasing Dividends

Continuing to operate within our leverage target and optimize the portfolio should lead to additional growth in net investment income. Accordingly, in February, our Board of Directors declared a June quarterly dividend of $0.27 per share, representing a 17% increase from the prior quarter's dividend and our third consecutive quarterly increase. Based on our expectations for continued growth in net investment income per share, our Board of Directors may have the opportunity to declare a higher dividend level in the future.  As of yesterday's closing stock price, the shares were trading at a 7.6% annualized dividend yield on the June quarterly dividend and 94% of NAV per share of $15.10 as of December 31, 2013.

SSLP Partnership in the Works

Similar to Fifth Street Finance Corp. (NASDAQ:FSC), FSFR is also in discussions with a third party to establish a Senior Secured Loan Program (SSLP). If successful, this joint venture should have a meaningful positive impact on FSFR's earnings, especially given the overall size of its portfolio.

Sincerely,

The Fifth Street Team

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to small and mid-sized companies, primarily in connection with investments by private equity sponsors.  The company's investment objective is to maximize its portfolio's total return by generating current income from its debt investments while seeking to preserve its capital. The company has elected to be regulated as a business development company and is externally managed by Fifth Street Management LLC. Named 2013 "Lender Firm of the Year" by The M&A Advisor, Fifth Street Management is an SEC-registered investment adviser and leading alternative asset manager with over $3 billion in assets under management.  With a track record of more than 15 years and offices across the country, Fifth Street's nationally recognized platform has the ability to hold loans up to $150 million, commit up to $250 million and structure and syndicate transactions up to $500 million.  FSFR's website can be found at fsfr.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as "believes," "expects," "estimates," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi,
         Executive Director of Finance & Head of Investor Relations
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Corporate Development:
         Juan Alva, Managing Director,
         Head of Strategy & Corporate Development
         (818) 876-9665
         juan@fifthstreetfinance.com

         Media Contact:
         Nick Rust
         Prosek Partners
         (212) 279-3115 ext. 252
         pro-fifthstreet@prosek.com